EXHIBIT 8

             OPINION OF WATKINS LUDLAM & STENNIS, P.A. REGARDING TAX MATTERS


                               FORM OF TAX OPINION

    The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):



                                                ____________, 1997



Board of Directors                    Board of Trustees
Stoneville Insurance Company          Delta Agricultural and Industial Trust
633 North State Street, Suite 200     833 Washington Avenue
Jackson, Mississippi 39202            Greenville, Mississippi 38704-5037

         Re:      The Federal Income Tax Consequences of Certain Matters Arising
         Under the Corporate Reorganization Provisions of the Internal Revenue Code of 1986, as amended.

Gentlemen:

         We have acted as special counsel to Delta Agricultural and Industrial Trust, a Mississippi workers' compensation self insurance trust (the "Trust"), and Stoneville Insurance Company, a Mississippi corporation (the "Company"), in connection with certain federal income tax matters relating to the transactions described in the Plan and Agreement of Reorganization and Conversion of Delta Agricultural and Industrial Trust (the "Plan"), dated as of March 20, 1997. This opinion is furnished to you pursuant to Section 11(ii) of the Plan. Except as otherwise defined herein, all capitalized terms herein have the meanings set forth in the Plan.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement on Form S-4, the Plan and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of the parties to the Plan set forth in the Certificates which are attached hereto as Exhibits "A" and "B." In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant.









                                                        8.1

                I. DESCRIPTION OF PROPOSED PLAN OF REORGANIZATION
                                 AND CONVERSION

         The proposed Plan will be structured in accordance with the laws of the State of Mississippi, the statements and representations of the parties to the transaction, and the following descriptions:

(1) Former Members of the Trust may dissent from the Plan upon perfection of dissenters' rights. Former Members as a group holding not more than twenty percent (20%) of the Trust Units may perfect dissenters' rights.

(2) On the Effective Date, the following events shall be deemed to have occurred simultaneously.

         (a) The Trust will transfer substantially all its assets, less an amount sufficient to pay the Trust's remaining costs and expenses including amounts required to consummate the Reinsurance Agreement and amounts due to dissenters, to the Company in exchange for Company Stock. After this exchange, the Trust will own all the issued and outstanding shares of stock of the Company.

         (b) The Trust will distribute to Former Members perfecting dissenters' rights, if any, four dollars ($4.00) in cash in redemption of each Trust Unit held by such Former Members up to an aggregate amount payable to all Former Members perfecting dissenters' rights not to exceed two hundred thousand dollars ($200,000.00).

         (c) The Trust will be liquidated and will distribute to Former Members all the Company stock at one (1) share of Company Stock for each Trust Unit allocable to such Former Member at December 31, 1996, except for those Trust Units with respect to which rights of dissent have been exercised.

         (d) In the event that Former Members as a group perfect dissenters' rights resulting in an obligation to redeem Trust Units with a value in excess of two hundred thousand dollars ($200,000.00) at the redemption rate of four dollars ($4.00) for each Trust Unit, the excess amount due to such Former Members perfecting dissenters' rights will be paid to such Former Members by the Company. Such payments, if any, paid by the Company to such Former Members perfecting dissenters rights shall be paid from operating funds of the Company and not out of assets transferred to the Company from the Trust pursuant to the Plan.

(3) Subsequent to the liquidation of the Trust, any amounts remaining with the Trust not needed to pay expenses or dissenters, if any, shall be contributed to the Company as an additional contribution to capital.

(4) After the reorganization and conversion, the Company will continue the historical business of the Trust in a substantially unchanged manner.

             II. DISCUSSION OF APPLICABLE REORGANIZATION PROVISIONS

         The parties intend that the Plan will satisfy the requirements for nonrecognition (i.e., treatment as a tax free reorganization) under section 368(a)(1)(D) of the Code. This Code section describes a non-divisive or acquisitive Type "D" reorganization under which the transferor corporation (the Trust) transfers substantially all of its assets to a controlled corporation (the Company), the stock of which the transferor corporation distributes to its shareholders in pursuance to the plan of reorganization. The Code describes a Type "D" reoganization involving the transfer of assets to a controlled corporation as follows:



                                                        8.2

1. A transfer by a corporation, of all or part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer) or any combination thereof, is in control of the corporation to which the assets are transferred1; but only if, in pursuance of the plan, stock or securities of the corporation to which the assets are transferred are distributed in a transaction which qualifies under section 3542 . . . or 356, and

2. In effect, a complete liquidation of the transferor corporation. (Although Code section 354(b) does not explicitly require a complete liquidation of the transferor, the requisite distribution of all of the transferor's properties will have the effect of a complete liquidation).

         In addition to the requirements under the Code which have been generally described above, nonrecognition for the Plan is subject to several other nonstatutory rules that have been established through case law and Treasury Regulations. These requirements involve continuity of proprietary interest, continuity of business enterprise, and the existence of a valid business purpose for the transaction. The judicially developed step transaction doctrine, wherein a series of formally separate steps are considered together as component parts of an overall plan, must also be considered when evaluating whether a transaction, in substance, qualifies as a valid reorganization under Code section 368(a)(1)(D).

                                  III. OPINION

         In reliance upon the foregoing facts and representations of the parties to the Plan transactions, and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that the federal income tax consequences of the proposed Plan will be as follows:

1. The acquisition by the Company of substantially all the assets of the Trust in exchange for Company Stock and the liquidation of the Trust and distribution of the Company Stock to the Former Members will constitute a reorganization within the meaning of Code section 368(a)(1)(D).

         For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair maket value of the gross assets of the Trust held immediately prior to the reorganization and conversion (Rev. Proc. 77-37, 1977-2 C.B. 568, 569 section 3.01). The Trust and the Company will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. No gain or loss will be recognized by the Trust upon the transfer of substantially all of its assets to the Company in exchange for the Company Stock (all of which will be distributed to the Former Members) (Code section 361(a).

3. No gain or loss will be recognized by the Company on the receipt by the Company of substantially all of the assets of the Trust in exchange for the Company Stock (Code section 1032(a)).

--------
         1The determination of whether a corporation is "controlled" for this purpose is made using the 50% ownership test of section 304(c) as the "control" threshold, as mandated by Code section 368(a)(2)(H).
         2Code section 354 shall not apply to an exchange in pursuance to a Type "D" reorganization unless (1) the corporation to which the assets are transferred acquires substantially all of the assets of the transferor of such assets; and (2) the stock or other property received by the transferor corporation, as well as the other properties of such transferor, are distributed under the plan of reorganization, as mandated by Code section 354(b)(1).

209963.1/07450.98443
                                                        8.3

4. No gain or loss will be recognized by the Former Members on the receipt of Company Stock solely in exchange for their Trust Units (Code section 354(a)(1)).

5. Where a dissenting Former Member receives solely cash in exchange for all of his or her Trust Units, such cash will be treated as having been received by the Former Member as a distribution in redemption of his or her Trust Units subject to the provisions and limitations of Code section 302.

6. The basis of the Company Stock to be received by the Former Members will be the same as the Former Members' basis in the Trust Units allocable to such Former Members (Code section 358(a)(1)).

7. The holding period of the Company Stock received by the Former Members will include, in each instance, the period during which the Former Members held an interest in the equity of the Trust as determined under the Plan, provided such Trust equity constituted a capital asset on the date of the exchange (Code section 1223(1)).

8. The basis of the assets of the Trust in the hands of the Company will be the same as the basis of those assets in the hands of the Trust immediately prior to the transfer (Code section 362(b)).

9. The holding period of the assets of the Trust in the hands of the Company will include the period during which such assets were held by the Trust (Code section 1223(2)).

         We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof. In so opining, we have relied upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. While we have not been requested nor have we undertaken to make independent investigations to verify the representations and statements described above or set forth in the Certificates attached as Exhibits "A" and "B," based upon our discussions with representatives of the parties and our limited review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

         Our opinion is limited to the specific opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

         The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above.

         The opinion expressed herein is for the sole benefit of the Trust and the Company, together with the Former Members for their use in connection with the proposed Plan of Reorganization and Conversion, and is not to be used, delivered to or relied upon by any other party for any other purpose, and may not be circulated, quoted, or otherwise referred to for any other purpose without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 which has been filed by the Company and to the use of our name under the heading "Legal Matters" and other such locations as it may appear in the Prospectus comprising Part I of the Registration Statement.

                                                              Very truly yours,



                                                 WATKINS LUDLAM & STENNIS, P.A.